Exhibit 10.48

info@portola.com	T: 650.246.7000	270 East Grand Avenue
www.portola.com	T: 650.246.7376	South San Francisco, CA 94080

Innovative Science. Patient Focused.

June 26, 2018

Ernie Meyer

VIA EMAIL

Dear Ernie,

On behalf of Portola Pharmaceuticals, Inc. (‘‘Portola” or the ‘‘Company”), I am pleased to offer you an exempt position of Executive Vice President, Chief Human Resources Officer, reporting to John Curnutte, Co-President and Executive Vice President, R&D. Upon the arrival of the new Chief Executive Officer, you will report to the Chief Executive Officer. Your start date for this position is Monday, August 20, 2018.

Annual Salary

Your salary will be paid at the rate of $35,000.00 per month ($420,000.00 annualized) less payroll deductions and all required withholdings.

Target Bonus

You will be eligible to receive an annual bonus target of 45% of your base salary. Whether Portola awards bonuses for any given year, the allocation of the bonuses, if awarded, will be in the sole discretion of the Company as determined by its Board of Directors (the ‘‘Board”). If the Board approves payment of bonuses for any given year, the bonus amounts generally will be determined and paid within the first calendar quarter of the year based on the prior year’s performance. If your employment terminates for any reason prior to the payment of a bonus, then you will not have earned the bonus and will not receive any portion of it.

Equity

Stock Options: Subject to Board approval, and as a material inducement for you to enter into employment with the Company, you will be granted an option grant to purchase 87,500 shares of the Company’s common stock, subject to the terms and conditions of a Portola equity incentive plan, pursuant to a stock option grant notice and stock option agreement that will be provided to you following the date of grant. The exercise price of the option will be the closing price of Portola's Common Stock on the date of grant. The option will be subject to a four (4) year vesting schedule, such that 25% of the shares will vest on the first anniversary of the commencement of your employment, with the balance vesting in equal monthly installments over the subsequent thirty-six (36) months, until either your option shares are fully vested or your employment ends, whichever occurs first, in each case subject to your continued employment with the Company through the applicable vesting dates.

178285579 v1

Restricted Stock Units (RSUs): Subject to Board approval, and as a material inducement for you to enter into employment with the Company, you will be granted 30,000 Restricted Stock Units that will vest and become non-forfeitable, assuming your continued employment with the Company upon each vesting date, annually over three years subject to Board determination.

You will also be eligible for a grant of performance-based RSUs (PRSUs) in Q1 2019, at the Board’s discretion, subject to terms and conditions to be determined by the Board.

Additional Benefits

In addition to the compensation package outlined above, you will receive the following:

Benefits: You will be eligible to receive Portola's complete package of benefits subject to the terms of the benefit plans and generally applicable Company policies.

Sign-On Bonus: Payable upon your first paycheck, you will receive a one-time sign-on bonus payment of $75,000.00, less required taxes and withholdings. You are required to repay this bonus to the Company in full if your employment terminates for any reason in the first year and if your employment terminates prior to the completion of your second year of employment, you will be required to pay half of the bonus amount, whether you resign or the Company terminates your employment with or without cause. You are required to make any such repayment to the Company within sixty (60) days following your employment termination date.

Relocation Program: You are eligible to participate in the Portola Relocation Program administered by MoveTrek Mobility. To determine the relocation elements that are applicable to you, please contact our MoveTrek Account Manager, Patty MacKinnon at 781-616-6345.

Executive Severance Benefits Agreement: You will be eligible for severance benefits under the terms of the Company's standard form of Executive Severance Benefits Agreement, which provides you certain severance benefits in the event that you are subject to certain qualifying terminations of employment, including a change in control and an involuntary termination without cause.

Enhanced Severance Benefits: The Company is currently in the process of retaining a new Chief Executive Officer (CEO). Following the Company's hiring of a new CEO, you will be eligible for the following additional enhanced severance benefits:

•

If, during the one (1) year period following the Company's hiring of a new CEO (as measured from the first day of employment for the new CEO), your employment is terminated without Cause (as defined in the Executive Severance Benefits Agreement), or you resign for Good Reason (as defined in the Executive Severance Benefits Agreement), then in addition to the severance benefits set forth in your Executive Severance Benefits Agreement, the Company will also (subject to the terms and conditions set forth in the Executive Severance Benefits Agreement) accelerate the vesting of your equity awards such that you will be deemed vested in such shares that would have vested had you remained employed for one (1) additional year following your last day of employment with the Company.

•

If, during the one (1) year period following the Company's hiring of a new CEO (as measured from the first day of employment for the new CEO), you decide to resign your employment for any reason, then the Company will accelerate the vesting on any earned PRSUs such that all earned but unvested shares will be deemed vested as of your last day of employment with the Company.

178285579 v1

•

Additionally, if during the one (1) year period following the Company’s hiring of a new CEO (as measured from the first day of employment for new CEO), you decide to resign your employment for any reason, then the Company will forgive any sign on bonus repayment that you may owe to the Company under the terms of your offer letter from the Company dated June 26, 2018 (the ‘‘Offer Letter”).

Please note that Portola may modify compensation and benefits from time to time as it deems necessary in accordance with applicable law.

Confidentiality

As a Portola employee, and as a condition of your employment, you will be expected to abide by Company rules and regulations and sign and comply with the Company’s Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Portola proprietary information.

In your work for the Company, you will be expected not to make any unauthorized use or disclosure of any confidential information or materials, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

By signing this letter, you represent that you are able to perform your job duties within these guidelines, and you are not in unauthorized possession of any confidential documents, information, or other property of any former employer or other third party. In addition, you represent that you have disclosed to the Company in writing any agreement you may have with any third party (e.g., a former employer) which may limit your ability to perform your duties to the Company.

Acknowledgements

By signing below, you agree that your employment with Portola is ‘‘at will,” which means you may terminate your employment with Portola at any time and for any reason whatsoever simply by notifying Portola, and likewise, Portola may terminate your employment at any time and with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Company officer. Portola reserves the right, in its sole discretion, to adjust salaries, incentive compensation, stock plans, employee benefits, job titles, locations, duties, responsibilities and reporting relationships in accordance with applicable laws.

This letter, together with the Proprietary Information and Inventions Agreement and Executive Severance Benefits Agreement, forms the complete and exclusive statement of agreement with Portola concerning the subject matter hereof. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of Portola. As required by law, this offer is subject to satisfactory proof of your right to work in the United States of America.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your employment offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, to the Company's satisfaction.

178285579 v1

Please sign and date this letter and return it to the Company if you wish to accept employment at Portola under the terms described above.

We welcome you to the Portola team and look forward to your contribution to the Company's success.

Yours truly,

/s/ John Curnutte
John Curnutte
Co-President and Executive Vice President, R&D

Accepted:

/s/ Ernie Meyer	6/27/18
Ernie Meyer	Date

178285579 v1